
<ARTICLE>                  5

<PERIOD-TYPE>                                        6-MOS
<FISCAL-YEAR-END>                                    MAR-31-1997
<PERIOD-END>                                         SEP-30-1996
<CASH>                                               257,152
<SECURITIES>                                         168,917
<RECEIVABLES>                                        73,550 <F1>
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     201,879 <F2>
<PP&E>                                               12,611,729
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       41,930,807<F3>
<CURRENT-LIABILITIES>                                6,075,879<F4>
<BONDS>                                              000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<COMMON>                                             000
<OTHER-SE>                                           31,805,532
<TOTAL-LIABILITY-AND-EQUITY>                         41,930,807<F5>
<SALES>                                              000
<TOTAL-REVENUES>                                     1,080,562 <F6>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     1,436,569 <F7>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   448,709
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      000
<CHANGES>                                            000
<NET-INCOME>                                         (2,748,192) <F8>
<EPS-PRIMARY>                                        (27.21)
<EPS-DILUTED>                                        000

<F1>Included in receivables: Accounts receivable, net $72,227 and Interest receivable $1,323.
<F2>Included  in current  assets:  Prepaid  expenses  $41,581,  Tenant  security deposits $63,223 and Other current assets $97,075.
<F3>Included in total assets:Investments in Local Limited Partnerships, net
     $27,924,994, Replacement Reserves $154,349, Deferred acquisition fees escrow $450,000 and Deferred expenses, net $88,237.
<F4>Included in current  liabilities:  Accounts  payable to affiliates
     $986,362, Accounts payable and accrued expenses $451,808, Current portion of mortgage notes payable $4,196,171, Interest payable $356,847, Notes payable - affiliate $22,279, Security deposits payable $62,412.
<F5>Included in Total Liabilities and Equity:  Due to affiliate  $323,046,
     Deferred acquisition fees payable $450,000, Former general partner advances $200,000, $2,740,082 of mortgage notes payable and Minority interest in Local Limited Partnerships $336,268.
<F6>Total revenue includes:  Rental $885,261,  Investment $67,362 and
     Other $127,939.
<F7>Included in Other Expenses:  Asset management fees, related party $227,722,
     General and Administrative $196,315, Property management fees $69,021, Rental operations, exclusive of depreciation $604,495, Depreciation $250,172 and Amortization $88,844.
<F8>Net loss reflects:  equity in losses of Local Limited Partnerships of
     $(1,897,565), minority interest in losses of Local Limited Partnerships of $5,684, and extraordinary loss on forgiveness of indebtedness of $51,595.

